Exhibit 99.1

                         TRANSNET REPORTS THIRD QUARTER
                             AND NINE MONTH RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, May 15, 2008 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and support provider for corporate, governmental, and educational clients, announced today that for the quarter ended March 31, 2008, the third quarter of fiscal 2008, it reported a net loss of $923,490, or $0.19 per share, on revenue of $4,955,174, as compared to a net loss of $564,266, or $0.12 per diluted share, on revenue of $6,731,842 in the third quarter of fiscal 2007.

For the nine months ended March 31, 2008, the Corporation reported a net loss of $915,519, or $0.19 per share. This compares to a net loss of $738,798, or $0.15 per share, for the first nine months of fiscal 2007. Revenue for the nine-month period in fiscal 2008 was $21,237,566, as compared to $22,883,207 in fiscal 2007.

Steven J. Wilk, President said "Our performance during the quarter ended March 31, 2008 was impacted by the overall slowdown in the economy which affected our commercial clients. Our results were further impacted by budgetary constraints within the State of New Jersey which in turn impacted contracts with local municipalities and school districts. In addition, some of our larger clients continue to move their help desk business to off-shore vendors. To counter this trend, we are focusing on businesses and healthcare organizations which demand and require a local presence for IT service and support. We believe our strategy will increase overall service revenue, as well as gross profits.

"Our existing quotes for products and related services are at a record high, and we are confident that many of these outstanding quotes will be awarded to TransNet. We anticipate hardware and service revenues of approximately $8,500,000 for the quarter ending June 30, 2008, an increase over previous quarters. In our current economy, however, some of our customers have delayed purchasing decisions. We believe these decisions will be made in the next few quarters, and will, in turn, enable us to return to profitability. Moreover, purchasing delays are also fueled by the recent competition between Cisco Systems and Microsoft Corporation in the arena of IP telephony solutions ("VoIP" to most) which began with Microsoft's recent entry into the VoIP market. We have experienced first-hand clients' hesitation to move forward with projects until issues of product compatibilities are resolved and relative benefits are weighed. Any of these delays should be temporary. Because both Cisco and Microsoft are key strategic partners of TransNet, and we have successful practices with both, including an established and loyal base of customers in both markets, TransNet is well positioned to capitalize upon this market climate. Clients are presently requesting our design engineers to consider the two manufacturers' products in our designs, and we are already integrating the two companies' products into forward-looking solutions.

"During this quarter, we significantly increased our "StaffNet" staffing services, and anticipate continued increases well into the new fiscal year as our clients face continued challenges in hiring qualified and experienced IT and engineering candidates for full-time or consulting positions. During the quarter ended March 31, 2008, the increase in staffing revenues contributed to increase our gross margin on technical services to 24% from 15% for the same quarter last year.

"During the last two quarters, we took steps to increase business with the federal government, "FedNet", concentrating on agencies involved with national defense and homeland security. We are confident that this strategy will result in increased revenue and profits for TransNet. We have already received approval and received initial orders in April and May. Requests for quotes and proposals have increased significantly, and presently we have outstanding proposals to provide over $9,000,000 in services over a three-year period.

"In our continued effort to contain and reduce expenses, reviews of internal expenses and adjustments in our cost structure made during the March 2008 quarter will reduce our overall expense structure by $400,000 per year. Further reviews and adjustments will be ongoing. We believe we are well positioned for the future."

ABOUT TRANSNET

TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               - tables attached -

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                                   Three Months Ended March 31,
                                                                        2008               200
                                                              --------------------------------------
Revenues                                                          $   4,955,174      $   6,731,842
Net Income (Loss)                                                      (923,490)          (564,266)
Basic Net Income (Loss) Per Common Share                                  (0.19)             (0.12)
Diluted Net Income (Loss) Per Common Share                                (0.19)             (0.12)
Weighted Average Common Shares Outstanding: Basic                     4,823,304          4,823,304
Weighted Average Common Shares Outstanding: Diluted                   4,823,304          4,823,304


                                                                     Nine Months Ended March 31,
                                                                        2008                2007
                                                              ---------------------------------------
Revenues                                                          $  21,237,566      $  22,883,472
Net Income (Loss)                                                      (915,519)          (738,798)
Basic Net Income (Loss) Per Common Share                                  (0.19)             (0.15)
Diluted Net Income (Loss) Per Common Share                                (0.19)             (0.15)
Weighted Average Common Shares Outstanding:  Basic                    4,823,304          4,823,304
Weighted Average Common Shares Outstanding:  Diluted                  4,823,304          4,823,304


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